Exhibit 10.17

2005 Cricket Non-Sales Bonus Plan

SECTION 1 – ESTABLISHMENT AND OBJECTIVE

1.1	Establishment of Plan

Cricket Communications, Inc., together with its parent and their wholly owned subsidiaries are hereafter referred to as the “Company”. The Company hereby establishes a Cricket Team Bonus Plan (the “Plan”), for qualified employees of the Company (as defined in section 3 below).

1.2	Objective of the Plan

The objective of the Plan is to attract, motivate and retain employees who can, through their collective and individual efforts; help the Company achieve its 2005 business goals. The Plan is intended to share the success of the Company with eligible employees to the extent that the Company’s performance and an employee’s individual performance warrant, and to provide compensation for eligible employees which is competitive in a manner consistent with the Company’s philosophy of paying for performance.

SECTION 2 – DEFINITIONS

Active Employee is defined as any employee who is performing the regular duties of his/her assigned work on a full-time or part-time basis

Annual Base Salary Rate
Full-time employees
(i) In the case of a salaried employee, his/her Annual Base Salary rate, or (ii) in the case of a full time non-exempt employee his/her hourly rate of pay multiplied by 2080 hours, in each case, prorated to reflect any salary/hourly rate changes received during the plan year.
Part time employees
The hourly rate of pay multiplied by the number of hours projected to be worked in one year, prorated to reflect any salary/hourly rate changes received during the plan year.

Bonus Target Percentage is established for each eligible participant based on the participant’s grade in the compensation structure, and is described as a percentage of an employee’s Annual Base Salary Rate.

Performance Metric Results are the results of the Company, Region, or Market for a particular plan year. The Performance Metric Results are measured against the year to date budget for the current Plan year/quarter, which are set forth in the Attachments to the Plan. Goals are set by the Chief Executive Officer and approved by the Board of Directors and/or Compensation Committee of Leap Wireless International, Inc.

2005 Leap Non-Sales Bonus Plan

Target Bonus is the employee’s Annual Base Salary Rate multiplied by the Bonus Target Percentage for the employee’s position.

SECTION 3 – ELIGIBILITY

3.1	Eligibility

All regular employees working twenty (20) hours per week or more shall be eligible to be covered by the Plan. Employees working less than thirty-five (35) hours but at least twenty (20) hours per week will be eligible for 50% of the target bonus. Employees working thirty-five (35) hours or more per week will be eligible for 100% of the target bonus. A participant who joins the Company or otherwise becomes eligible to participate in the Plan during the year will have any bonus award under this Plan prorated from the date of first eligibility in which he/she becomes a participant.

Except as provided in Section 4.2, an employee must be an active employee of the Company or one of its wholly owned subsidiaries on the day the bonus payment is made to receive a payment under the plan.

Employees on Performance Improvement Plans and/or a Leave of Absence will be ineligible to participate in the bonus plan for the period of time while on the Performance Improvement Plan and/or Leave of Absence. Payments will be reduced/prorated for periods on a Performance Improvement Plan and/or Leave of Absence.

Employees who change positions during the plan year will receive payments prorated for the time and applicable bonus targets for each position.

No participant in the Cricket Communications Sales Bonus Plan may participate in this Plan, except to the extent that the participant participates in two plans as a result of a change in position during a Plan year.

SECTION 4 – PAYMENT OF BONUSES

4.1	Calculation of Bonuses

Bonus awards for each quarter can range from 0% to 100% of the participant’s Target Bonus (prorated for the period covered) and the bonus award for the entire year can range from 0% to 200% of a participant’s Target Bonus. Bonus Awards to be paid pursuant to the Plan will be calculated based on three main components: Annual Base Salary, Bonus Target Percentage, and Performance Metric Results:

•	Bonus payments for employees at or below the VP level will occur on a quarterly basis on the third payroll following the end of the quarter. Bonus payments for employees at or above the SVP level will occur on a semi-annual basis, on the third payroll following the end of the second and fourth quarter.

2005 Leap Non-Sales Bonus Plan

•	The plan is a cumulative year-to-date (YTD) plan, which will pay eligible employees a quarterly (or semi-annual) bonus award if the Company has achieved the stated business and/or financial objectives. The bonus awards will be calculated based on YTD Company, Region, Area or Market performance, as applicable, less any previously paid quarterly bonuses.

•	Bonus awards for the first three quarters will be capped at 100% of the Target Bonus (prorated for the period covered). The fourth quarter award will be capped at 200% of the Target Bonus.

•	Minimum performance against each of the performance metrics is required for any bonus award to be paid out. The payout levels associated with various levels of performance can be found in the Attachments to the Plan.

•	Any employee who changes positions or locations during the plan year which would result in a bonus calculation which is prorated for the positions or locations, shall have the metrics associated with any prior positions “frozen” for the quarter to date in which the change occurred. Those metrics would not be updated to reflect any metric changes subsequent to the quarter the employee left the position or location.

The Performance Metric Results on which each Participant’s bonus award is based are set forth in the Attachments to the Plan and are determined by the Chief Executive Officer. If the combined minimum performance metrics do not meet or exceed the minimum threshold for any bonus calculation period, under no circumstances will employees be required to repay previously paid bonus awards, except to correct an error as described by section 4.3.

For Directors and Above: Bonuses for participants who are in a Director level or above position will be determined based on two components: 75% Performance Metric results and 25% based on the achievement of the participant’s individual objectives. Objectives should be established early in the performance year and measured by two levels of supervision.

The bonus associated with the achievement of the participant’s individual objectives will be payable as part of each quarter’s bonus award and can range from 0% to 100% for the first 3 quarters, and up to 200% for the full year, based on the scale found in the Attachments to the plan. (i.e., prorated for the period covered, the individual component may be calculated at 0% to 25% of the Target Bonus for each quarter and from 0% to 50% of the Target Bonus for the full plan year)

4.2	Payment of Bonuses

The employee’s bonus, as calculated under subsection 4.1, shall be earned by and paid to the employee only if he/she is an active employee on the payroll on the date the bonus payment is made. If an employee is on a Leave of Absence on the day the payment is made, the employee will be paid a prorated bonus upon his or her return from the Leave of Absence. If an employee dies or becomes disabled during the plan year, he/she or his/her estate, personal representative or beneficiary shall be paid a prorated bonus which represents the days of active employment during the plan year.

The Company will withhold, or require the withholding from any payment, any federal, state, or local taxes required by law to be withheld with respect to such payment.

2005 Leap Non-Sales Bonus Plan

No payments will occur from this plan if the minimum performance against measures has not been achieved. Performance measures will be established each year by the Chief Executive Officer with approval by the Board of Directors and/or Compensation Committee of Leap Wireless International.

2005 Leap Non-Sales Bonus Plan

4.3	Correction of Errors

The Company reserves the right to recalculate and correct any bonus awards that were made based on any clerical or administrative errors. This includes, but is not limited to, changes to performance metrics, dates in position, dates on PIPs or LOA’s, changes in bonus targets or salaries, etc. Any bonus award that was overpaid in error must be repaid by the employee within 30 days of notification of the error.

4.4	401(k) Plan

An employee’s bonus is not considered eligible compensation for purposes of employee contributions or employer matching contributions to the employees’ 401(k) Plan.

SECTION 5 – GENERAL PROVISIONS

5.1	Administration

The Chief Executive Officer, Sr. Vice President Human Resources, and the Director, Compensation and Benefits responsible for compensation systems (the “Committee”) shall administer this Plan for the Company. The Committee shall have the authority to delegate responsibility for performance of administrative functions necessary for administration of the plan.

The interpretation of any provisions of the Plan by the Chief Executive Officer shall be final unless otherwise determined by the Board of Directors and/or the Compensation Committee of the Company. The Chief Executive Officer is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary for its administration. The Plan is intended to be reviewed and approved by the Chief Executive Officer not less often than semi-annually and may be amended or terminated at any time in the Chief Executive Officer’s sole discretion.

The Chief Executive Officer shall have the authority to establish performance criteria and calculate bonus award amounts.

Bonuses for all participants must be reviewed and approved by the Chief Executive Officer. As unpredictable windfalls and shortfalls can result in rewarding or penalizing a participant for developments unrelated to his or her own efforts, the Chief Executive Officer reserves the right to make adjustments when, in the Chief Executive Officer’s opinion, inequities may result. It also remains the Chief Executive Officer’s prerogative, in the Chief Executive Officer’s sole discretion, to refrain from paying bonuses to participants who may attain the payment criteria specified in this Plan but who have otherwise failed to perform satisfactorily or manage in a correct and efficient manner in accordance with the known or published policies and procedures of the Company. In addition, the Chief Executive Officer may adjust bonuses otherwise payable under the plan to the extent he or she determines that the financial results or position of the Company make it prudent, in the Chief Executive Officer’s sole discretion, to make such adjustments.

2005 Leap Non-Sales Bonus Plan

5.2	Employment Rights

The establishment of this Plan shall not confer legal rights upon any employee for the continuation of employment, nor shall it interfere with the rights of the Company to discharge any person and/or treat him/her without regard to the effect that such treatment might have upon him/her under this Plan. All employees covered by this Plan remain “at will” employees, unless otherwise expressly agreed in writing in a separate contract.

5.3	Applicable Laws

The Plan shall be governed by and construed according to the laws of the State of California.

2005 Leap Non-Sales Bonus Plan

ATTACHMENTS TO THE PLAN

     Attachment I – Calculation of Bonus Payment to Business Unit Level Performance by Participant

			Tied to				Tied to
Employee	Functional Area or	Level	Total	Tied to	Tied to	Tied to	Indiv	Total
Group	Position		Company	Region	Area	Market	Results	Bonus

Corporate Employees		< Director	100%					100%
Corporate Employees		Director +	75%				25%	100%

Regional Employees
	Field IT	< Director	50%	50%				100%
	Field HR	< Director	50%	50%				100%
	Field Finance	< Director	50%	50%				100%
	Tech Ops-Region	< Director	50%	50%				100%
	Tech Ops-Market	< Director	50%	50%				100%
	Reg’l G&A	< Director	50%	50%				100%
	Reg’l Marketing Mgrs	< Director	50%	50%				100%
	Reg’l COM’s	< Director	50%	50%				100%
	Field HR	Director +	37.5%	37.5%			25%	100%
	Field Finance	Director +	37.5%	37.5%			25%	100%
	Tech Ops (All)	Director +	37.5%	37.5%			25%	100%
	Reg’l Sales Directors	Director +	37.5%	37.5%			25%	100%

Area Employees
	AGM	Director +	37.5%		37.5%		25%	100%
	Area COM’s	< Director	50%		50%			100%
	Admin Assist to AGM	< Director	50%		50%			100%
	Receptionist	< Director	50%		50%			100%

Market Employees
	Market GM’s	Director +	37.5%			37.5%	25%	100%
	Market Mgrs	< Director	50%			50%		100%
	Market COM’s	< Director	50%			50%		100%
	Marketing Mgrs	< Director	50%			50%		100%
	Admin Assistants	< Director	50%			50%		100%
	Customer Svc Assist	< Director	50%			50%		100%
	Analyst Project	< Director	50%			50%		100%

* Market refers to the specific Market where an employee works.
** Area refers to the combined Markets assigned to an Area General Manager.
*** Participants, positions listed are for example purposes only, not intended to include all non-sales positions.

2005 Leap Non-Sales Bonus Plan

Attachment II – Weighting & Definition of Performance Metrics

Metric	Measurement	Weighting	Definition
EBITDA	YTD v. Plan	50%	Earnings before Interest, Tax, Depreciation and Amortization, adjusted to exclude the effects of: reorganization items; other income (expense); gains on sale of wireless licenses; impairment of intangible or long-lived assets and related charges; and stock-based compensation awards. This measure is generally used to approximate the cash generated by operations (before capital expenditures).
Net Adds	YTD v. Plan	50%	Net growth in the customer base; equals gross additions minus First Bill Non Pays (FBNP) minus net deactivations
Total		100%

Attachment III – Payout Scale for Individual Performance Component at Various Levels of Attainment

Quarter End Rating	% Payout
Top Performer	200%
Outstanding Performer	150%
Successful Performer	100%
Needs Improvement	0

* Please note that any payments for Q1, Q2 or Q3 are capped at 100% payout. The amounts noted for payout above 100% are available only at the end of the fourth quarter, up to the maximum of 200%.

2005 Leap Non-Sales Bonus Plan

Attachment IV – Payout Scale for Performance Metrics at Various Levels of Attainment

EBITDA (50%)
Total Company		Region		Area		Market
YTD		YTD		YTD		YTD
Achievement	% Payout	Achievement	% Payout	Achievement	% Payout	Achievement	% Payout
Level % *	**	Level % *	**	Level % *	**	Level % *	**
<92.45%	0%	<90.57%	0%	<84.91%	0%	<80.19%	0%
92.45%	50%	90.57%	50%	84.91%	50%	80.19%	50%
96.23%	100%	96.23%	100%	96.23%	100%	96.23%	100%
100.00%	125%	100.00%	125%	100.00%	125%	100.00%	125%
111.32%	200%	113.21%	200%	118.87%	200%	123.58%	200%

Net Adds (50%)
Total Company		Region		Area		Market
YTD		YTD		YTD		YTD
Achievement	% Payout	Achievement	% Payout	Achievement	% Payout	Achievement	% Payout
Level % *	**	Level % *	**	Level % *	**	Level % *	**
<70.00%	0%	<70.00%	0%	<66.88%	0%	<63.75%	0%
70.00%	50%	70.00%	50%	66.88%	50%	63.75%	50%
82.50%	100%	82.50%	100%	82.50%	100%	82.50%	100%
100.00%	125%	100.00%	125%	100.00%	125%	100.00%	125%
150.00%	200%	150.00%	200%	153.13%	200%	156.25%	200%

* Please note that any payments for Q1, Q2 or Q3 are capped at 100% payout. The amounts noted for payout above 100% are available only at the end of the fourth quarter, up to the maximum of 200%.

** The above payout levels contain only specific points of achievement and % payouts. Amounts achieved between the specific points noted and the corresponding bonus award multipliers will be determined by a calculation based on the known points and payout factors.